SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1 )*


                                  FindWhat.com
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   317794 10 5
                                 ---------------
                                 (CUSIP Number)


                                December 8, 2004
                               ------------------
             (Date of Event which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         [ ]   Rule 13d-1(b)
         [X]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 19 Pages
                       Exhibit Index Contained on Page 16

-----------------------------                 ----------------------------------
CUSIP NO. 317794 10 5               13D                       Page 2 of 19 Pages
-----------------------------                 ----------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON
                Integral Capital Management V, LLC ("ICM5")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited liability company)
--------------------------------------- --------- ------------------------------
                     5      SOLE VOTING POWER                   -0-
                 --------- -----------------------------------------------------
    NUMBER           6      SHARED VOTING POWER
      OF
    SHARES                     0  shares,  which  shares  are  directly
 BENEFICIALLY                  owned by  Integral  Capital  Partners V,
 OWNED BY EACH                 L.P.  ("ICP5").   ICM5  is  the  general
  REPORTING                    partner of ICP5.
    PERSON
     WITH
                 --------- -----------------------------------------------------
                     7      SOLE DISPOSITIVE POWER              -0-
                 --------- -----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                                0 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                0 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                            [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.0%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                        OO
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                 ----------------------------------
CUSIP NO. 317794 10 5               13D                       Page 3 of 19 Pages
-----------------------------                 ----------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                ICP Management V, LLC ("ICP Management 5")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited liability company)
--------------------------------------- --------- ------------------------------
                     5      SOLE VOTING POWER                   -0-
                 --------- -----------------------------------------------------
    NUMBER           6      SHARED VOTING POWER
      OF
    SHARES                     0 shares, of which 0 shares are directly
 BENEFICIALLY                  owned by  Integral  Capital  Partners  V
OWNED BY EACH                  Side  Fund,  L.P.  ("Side  Fund")  and 0
  REPORTING                    shares are  directly  owned by  Integral
   PERSON                      Capital  Partners V SLP Side  Fund,  LLC
    WITH                       ("SLP Side Fund").  ICP  Management 5 is
                               the general partner of Side Fund and the Manager of SLP Side Fund.

                 --------- -----------------------------------------------------
                     7      SOLE DISPOSITIVE POWER              -0-
                 --------- -----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                               0 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       0 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                        [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.0%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                        OO
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                 ----------------------------------
CUSIP NO. 317794 10 5              13D                        Page 4 of 19 Pages
-----------------------------                 ----------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  Integral
                Capital Management VI, LLC ("ICM6")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited liability company)
--------------------------------------- --------- ------------------------------
                     5      SOLE VOTING POWER                   -0-
                 --------- -----------------------------------------------------
   NUMBER            6      SHARED VOTING POWER
     OF
   SHARES                       0 shares,  which are  directly  owned by
BENEFICIALLY                    Integral   Capital   Partners  VI,  L.P.
OWNED BY EACH                   ("ICP6"). ICM6 is the general partner of
 REPORTING                      ICP6.
   PERSON
    WITH
                 --------- -----------------------------------------------------
                     7      SOLE DISPOSITIVE POWER              -0-
                 --------- -----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                               0 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        0 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0.0%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         OO
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                 ----------------------------------
CUSIP NO. 317794 10 5               13D                       Page 5 of 19 Pages
-----------------------------                 ----------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  Integral
                Capital Partners V, L.P. ("ICP5")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited partnership)
----------- --------------------------- --------- ------------------------------
                     5      SOLE VOTING POWER                   -0-
                 --------- -----------------------------------------------------
    NUMBER           6      SHARED VOTING POWER
      OF
     SHARES                     0  shares  are  directly  owned by ICP5.
 BENEFICIALLY                   Integral  Capital  Management  V, LLC is
 OWNED BY EACH                  the general partner of ICP5.
  REPORTING
    PERSON
     WITH
                 --------- -----------------------------------------------------
                     7      SOLE DISPOSITIVE POWER              -0-
                 --------- -----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                                0 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        0 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0.0%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                 ----------------------------------
CUSIP NO. 317794 10 5               13D                       Page 6 of 19 Pages
-----------------------------                 ----------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  Integral
                Capital Partners V Side Fund, L.P. ("Side Fund")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited partnership)
----------- --------------------------- --------- ------------------------------
                     5      SOLE VOTING POWER                   -0-
                 --------- -----------------------------------------------------
    NUMBER           6      SHARED VOTING POWER
      OF
    SHARES                      0  shares  are  directly  owned  by Side
 BENEFICIALLY                   Fund.  ICP  Management  V,  LLC  is  the
 OWNED BY EACH                  general partner of Side Fund.
  REPORTING
    PERSON
     WITH        --------- -----------------------------------------------------
                     7      SOLE DISPOSITIVE POWER              -0-
                 --------- -----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                                0 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        0 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                             [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0.0%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                 ----------------------------------
CUSIP NO. 317794 10 5               13D                       Page 7 of 19 Pages
-----------------------------                 ----------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Integral Capital Partners V SLP Side Fund, LLC ("SLP Side Fund")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited liability company)
----------- ---------------------------- --------- -----------------------------
                     5      SOLE VOTING POWER                   -0-
                 --------- -----------------------------------------------------
     NUMBER          6      SHARED VOTING POWER
       OF                       0 shares,  which are  directly  owned by
     SHARES                     Integral  Capital  Partners  V SLP  Side
  BENEFICIALLY                  Fund,   LLC  ("SLP  Side   Fund").   ICP
 OWNED BY EACH                  Management  V, LLC is the Manager of SLP
   REPORTING                    Side Fund.
     PERSON
      WITH       --------- -----------------------------------------------------
                     7      SOLE DISPOSITIVE POWER              -0-
                 --------- -----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                               0 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        0 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                             [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0.0%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         OO
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                 ----------------------------------
CUSIP NO. 317794 10 5               13D                       Page 8 of 19 Pages
-----------------------------                 ----------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  Integral
                Capital Partners VI, L.P. ("ICP6")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware (limited partnership)
--------------------------------------- --------- ------------------------------
                     5      SOLE VOTING POWER                   -0-
                 --------- -----------------------------------------------------
    NUMBER           6      SHARED VOTING POWER
      OF
    SHARES                      0 shares,  which are  directly  owned by
 BENEFICIALLY                   ICP6.  Integral  Capital  Management VI,
 OWNED BY EACH                  LLC is the general partner of ICP6.
  REPORTING
    PERSON
     WITH        --------- -----------------------------------------------------
                     7      SOLE DISPOSITIVE POWER              -0-
                 --------- -----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                               0 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        0 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                             [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   0%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:
                  --------------

                  FindWhat.com

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  -----------------------------------------------

                  5220 Summerlin Commons Blvd
                  Fort Myers, Florida  33907

ITEM 2(a), (b), (c).       NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                           -----------------------------------------------------
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:
                           -----------------------------------------------

     This statement is being filed by Integral Capital Management V, LLC, a Delaware limited liability company ("ICM5"), ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5") and Integral Capital Management VI, LLC, a Delaware limited liability company ("ICM6"). The principal business address of ICM5, ICP Management 5 and ICM6 is 3000 Sand Hill Road, Building 3, Suite 240, Menlo Park, California 94025.

     ICM5 is the general partner of Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership ("Side Fund") and the Manager of Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company ("SLP Side Fund"). ICM6 is the general partner of Integral Capital Partners VI, L.P., a Delaware limited partnership ("ICP6"). With respect to ICM5, ICP Management 5 and ICM6, this statement relates only to ICM5's, ICP Management 5's and ICM6's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP5, Side Fund, SLP Side Fund and ICP6, and none of ICM5, ICP Management 5 or ICM6 directly or otherwise holds any Shares. Management of the business affairs of ICM5, ICP Management 5 and ICM6, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM5, ICP Management 5 and ICM6, respectively, such that no single manager of ICM5, ICP Management 5, or ICM6 has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  ----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  ------------

                  317794 10 5

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
     (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c) [ ] Insurance  company as defined in Section  3(a)(19) of the Exchange
             Act.
     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
     (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4.  OWNERSHIP.
         ---------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     A.   Integral Capital Management V, LLC ("ICM5")

                (a) Amount  Beneficially Owned: -0-
                (b) Percent of Class: 0.0%
                (c) Number of shares as to which such person has:

                    1.  Sole  power  to vote or to  direct  vote:  -0-
                    2.  Shared power to vote or to direct  vote:  -0-
                    3.  Sole power to dispose or to direct the disposition: -0-
                    4. Shared power to dispose or to direct the disposition: -0-

B. ICP Management V, LLC ("ICP Management 5")

   (a) Amount  Beneficially Owned: -0-
   (b) Percent of Class: 0.0%
   (c) Number of shares as to which such person has:
                1.  Sole  power  to vote or to  direct  vote:  -0-
                2.  Shared power to vote or to direct  vote:  -0-
                3.  Sole power to dispose or to direct the disposition: -0-
                4.  Shared power to dispose or to direct the disposition: -0-

C. Integral Capital Management VI, LLC ("ICM6")

   (a) Amount  Beneficially Owned: -0-
   (b) Percent of Class: 0.0%
   (c) Number of shares as to which such person has:
                1.  Sole  power  to vote or to  direct  vote:  -0-
                2.  Shared power to vote or to direct  vote:  -0-
                3.  Sole power to dispose or to direct the disposition: -0-
                4.  Shared power to dispose or to direct the disposition: -0-

D. Integral Capital Partners V, L.P. ("ICP5")

   (a) Amount  Beneficially Owned: -0- (b) Percent of Class: 0.0%
   (c) Number of shares as to which such person has:
                1.  Sole  power  to vote or to  direct  vote:  -0-
                2.  Shared power to vote or to direct  vote:  -0-
                3.  Sole power to dispose or to direct the disposition: -0-
                4.  Shared power to dispose or to direct the disposition: -0-

E. Integral Capital Partners V Side Fund, L.P. ("Side Fund")

   (a) Amount  Beneficially Owned: -0- (b) Percent of Class: 0.0%
   (c) Number of shares as to which such person has:
                1.  Sole  power  to vote or to  direct  vote:  -0-
                2.  Shared power to vote or to direct  vote:  -0-
                3.  Sole power to dispose or to direct the disposition: -0-
                4.  Shared power to dispose or to direct the disposition: -0-

F. Integral Capital Partners V SLP Side Fund, LLC ("SLP Side Fund")

   (a) Amount  Beneficially Owned: -0-
   (b) Percent of Class: 0.0%
   (c) Number of shares as to which such person has:
                1.  Sole  power  to vote or to  direct  vote:  -0-
                2.  Shared power to vote or to direct  vote:  -0-
                3.  Sole power to dispose or to direct the disposition: -0-
                4.  Shared power to dispose or to direct the disposition: -0-

G. Integral Capital Partners VI, L.P. ("ICP6")

   (a) Amount  Beneficially Owned: -0-
   (b) Percent of Class: 0.0%
   (c) Number of shares as to which such person has:
                1.  Sole  power  to vote or to  direct  vote:  -0-
                2.  Shared power to vote or to direct  vote:  -0-
                3.  Sole power to dispose or to direct the disposition: -0-
                4.  Shared power to dispose or to direct the disposition: -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         ---------------------------------------------------------------

         Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         -----------------------------------------------------------------------
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         ---------------------------------------------------------

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.
         --------------------------------------------------------

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         ------------------------------

         Not applicable.

ITEM 10. CERTIFICATION.
         -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 15, 2004

                                            INTEGRAL CAPITAL MANAGEMENT V, LLC


                                            By:  /s/ Pamela K. Hagenah
                                                 -------------------------------
                                                 Pamela K. Hagenah
                                                 a Manager


                                            ICP MANAGEMENT V, LLC


                                            By:  /s/ Pamela K. Hagenah
                                                 -------------------------------
                                                 Pamela K. Hagenah
                                                 a Manager

                                INTEGRAL CAPITAL MANAGEMENT VI, LLC


                                By:  /s/ Pamela K. Hagenah
                                     ----------------------------------
                                     Pamela K. Hagenah
                                     a Manager


                                INTEGRAL CAPITAL PARTNERS V, L.P.

                                By Integral Capital Management V, LLC,
                                its General Partner

                                By:  /s/ Pamela K. Hagenah
                                     ----------------------------------
                                     Pamela K. Hagenah
                                     a Manager


                                INTEGRAL CAPITAL PARTNERS V SIDE
                                FUND, L.P.

                                By ICP Management V, LLC
                                its General Partner


                                By:  /s/ Pamela K. Hagenah
                                     ----------------------------------
                                     Pamela K. Hagenah
                                     a Manager

                                INTEGRAL CAPITAL PARTNERS V SLP SIDE FUND, LLC

                                By ICP Management V, LLC,
                                its Manager


                                By:  /s/ Pamela K. Hagenah
                                     ----------------------------------
                                     Pamela K. Hagenah
                                     a Manager

                                INTEGRAL CAPITAL PARTNERS VI, L.P.

                                By Integral Capital Management VI, LLC
                                its General Partner


                                By:  /s/ Pamela K. Hagenah
                                     ----------------------------------
                                     Pamela K. Hagenah
                                     a Manager

                                  EXHIBIT INDEX


                                                            Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
-------                                                     -------------

Exhibit A:        Agreement of Joint Filing                     17

                                    EXHIBIT A

                            Agreement of Joint Filing


     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated December 14, 2004 containing the information required by Schedule 13G, for the Zero (0) Shares of capital stock of FindWhat.com held by Integral Capital Partners V, L.P., a Delaware limited partnership, Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company, and Integral Capital Partners VI, L.P., a Delaware limited partnership.

Date:  December 15, 2004

                                INTEGRAL CAPITAL MANAGEMENT V, LLC


                                By:  /s/ Pamela K. Hagenah
                                     ----------------------------------
                                     Pamela K. Hagenah
                                     a Manager

                                ICP MANAGEMENT V, LLC


                                By:  /s/ Pamela K. Hagenah
                                     ----------------------------------
                                     Pamela K. Hagenah
                                     a Manager

                                INTEGRAL CAPITAL MANAGEMENT VI, LLC


                                By:  /s/ Pamela K. Hagenah
                                     ----------------------------------
                                     Pamela K. Hagenah
                                     a Manager

                                INTEGRAL CAPITAL PARTNERS V, L.P.

                                By Integral Capital Management V, LLC,
                                its General Partner


                                By:  /s/ Pamela K. Hagenah
                                     ----------------------------------
                                     Pamela K. Hagenah
                                     a Manager


                                INTEGRAL CAPITAL PARTNERS V SIDE FUND, L.P.

                                By ICP Management V, LLC,
                                its General Partner


                                By:  /s/ Pamela K. Hagenah
                                     ----------------------------------
                                     Pamela K. Hagenah
                                     a Manager


                                INTEGRAL CAPITAL PARTNERS V SLP SIDE FUND, LLC

                                By ICP Management V, LLC,
                                its Manager


                                By:  /s/ Pamela K. Hagenah
                                     ----------------------------------
                                     Pamela K. Hagenah
                                     a Manager

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                                INTEGRAL CAPITAL PARTNERS VI, L.P.

                                By Integral Capital Management VI, LLC,
                                its General Partner


                                By:  /s/ Pamela K. Hagenah
                                     ----------------------------------
                                     Pamela K. Hagenah
                                     a Manager